Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-190596 on Form S-3 and No. 333-183644 on Form S-8 of our reports dated February 27, 2015, relating to the consolidated financial statements of Northern Tier Energy LP and subsidiaries, and the effectiveness of Northern Tier Energy LP and subsidiaries’ internal control over financial reporting, appearing in this Annual Report on Form 10-K of Northern Tier Energy LP for the year ended December 31, 2014.

/s/ Deloitte & Touche LLP
Minneapolis, Minnesota
February 27, 2015